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                                                                     EXHIBIT 4.1


                                 THIRD AMENDMENT
                                       TO
                          STOCKHOLDER RIGHTS AGREEMENT


         This Third Amendment to the Stockholder Rights Agreement (this "Amendment") between Equity Corporation International, a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, a New York corporation, as Rights Agent (the "Rights Agent"), is dated as of December 21, 1998. Capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Stockholder Rights Agreement.

                                    RECITALS:

         WHEREAS, the Company and the Rights Agent have previously entered into a Stockholder Rights Agreement dated as of October 13, 1994 and amended pursuant to a certain First Amendment to Stockholder Rights Agreement dated as of September 10, 1996, and a certain Second Amendment to Stockholder Rights Agreement dated as of April 17, 1997 (the "Stockholder Rights Agreement"); and

         WHEREAS, Section 26 of the Stockholder Rights Agreement provides that prior to the Distribution Date (as defined therein) and subject to certain exceptions, the Company and the Rights Agent shall, if the Company's Board of Directors (including a majority of the Continuing Directors (as defined therein)) so directs, supplement or amend any provision of the Stockholder Rights Agreement without the approval of any holders of certificates representing the Company's Common Shares (as defined therein); and

         WHEREAS, the date of this Amendment is prior to the Distribution Date; and

         WHEREAS, the Board of Directors of the Company (including a majority of the Continuing Directors) has directed that the Company and the Rights Agent amend the Stockholder Rights Agreement pursuant to this Amendment;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

         1. The definition of "Acquiring Person" in Section 1(a) of the Stockholder Rights Agreement shall be amended and restated in its entirety to read as follows:

                   ""Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company or any Person or entity holding shares of capital stock of the Company for or pursuant to the terms of any such plan, in its capacity as an agent or trustee for any such plan, or (iv) Service Corporation International, a Texas corporation ("SCI"), or any Affiliate or Associate of SCI, if SCI or any Affiliate or Associate of SCI shall be the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding as a result of the approval, execution or delivery of the Merger Agreement (as such term is hereinafter defined), or the announcement or consummation of the transactions contemplated thereby. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" (A) as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the

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         Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person" unless upon the consummation of the acquisition of such additional Common Shares such Person does not own 20% or more of the Common Shares then outstanding or (B) by reason of the approval, execution or delivery of the Agreement and Plan of Merger dated as of August 6, 1998, as amended by the First Amendment to Agreement and Plan of Merger dated as of December 14, 1998, by and among the Company, SCI and SCI Delaware Funeral Services, Inc., a Delaware corporation and a wholly owned subsidiary of SCI (the "Merger Agreement"), or the announcement or consummation of the transactions contemplated thereby."

         2. The definition of "Shares Acquisition Date" in Section 1(o) of the Stockholder Rights Agreement shall be amended and restated in its entirety to read as follows:

                  ""Shares Acquisition Date" shall mean the first date of public announcement (which for purposes of this definition shall include, without limitation, a report filed pursuant to Section 13(d) under the Exchange Act) by the Company or an Acquiring Person that an Acquiring Person has become such. Notwithstanding anything else set forth in this Agreement, no Distribution Date shall be deemed to have occurred solely by reason of the approval, execution or delivery of the Merger Agreement, or the announcement or consummation of the transactions contemplated thereby."

         3. Section 3(a) of the Stockholder Rights Agreement shall be amended and restated in its entirety to read as follows:

                  "(a) Until the earlier of (i) the close of business on the 30th day after the Shares Acquisition Date and (ii) the close of business on the 30th day after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any entity holding shares of capital stock of the Company for or pursuant to the terms of any such plan, in its capacity as an agent or trustee for any such plan, SCI or any Affiliate or Associate of SCI) is first published or sent or given within the meaning of Rule 14d-2(a) (or any successor rule) of the General Rules and Regulations under the Exchange Act, the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 20% or more of the then outstanding Common Shares (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for Common Shares registered in the names of the holders thereof (which certificates for Common Shares shall also be deemed to be certificates for the Rights) and not by separate certificates and (y) the Rights and interests therein will be transferable only in connection with the transfer of the associated Common Shares. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Shares as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more Rights certificates, in substantially the form of Exhibit B hereto (a "Rights Certificate"), evidencing one Right for each Common Share so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per Common Share has been made pursuant to Section 11(n) hereof, then at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates." Notwithstanding anything else set forth in this Agreement, no Distribution Date shall be


                              Exhibit 4.1 - Page 2

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         deemed to have occurred solely by reason of the approval, execution and delivery of the Merger Agreement, or the announcement or consummation of the transactions contemplated thereby."


         4. Section 11(a)(iii) of the Stockholder Rights Agreement shall be amended and restated in its entirety to read as follows:

                  "(iii) In the event that the number of Common Shares which are authorized by the Company's Certificate of Incorporation but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights are not sufficient to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii) of this Section 11(a), the Company shall: (A) determine the excess of
         (1) the value of the Adjustment Shares issuable upon exercise of a Right (the "Current Value"), over (2) the Purchase Price (such excess, the "Spread") and (B) with respect to each Right, make adequate provision to substitute for the Adjustment Shares, upon payment of the applicable Purchase Price, (1) cash, (2) a reduction in the Purchase Price, (3) other equity securities of the Company (including, without limitation, shares, or units of shares of preferred stock which the Company's Board of Directors in office at the time has determined upon Board Approval have the same value as the Common Shares (such shares or units of shares of preferred stock, the "common stock equivalents")),
         (4) debt securities of the Company, (5) other assets, or (6) any combination of the foregoing, having an aggregate value equal to the Current Value, where such aggregate value has been determined by Board Approval of the Company's Board of Directors in office at the time based upon the advice of a nationally recognized investment banking firm selected by the Board of Directors of the Company; provided, however, that if the Company shall not have made adequate provision to deliver value pursuant to clause (B) above within 30 days following the later of (x) the first occurrence of the date on which a Person has become an Acquiring Person or the Shares Acquisition Date and (y) the date on which the Company's right of redemption pursuant to Section 23(a) expires (the later of (x) and (y) being referred to herein as the "Section 11(a)(ii) Trigger Date," provided that no such Section 11(a)(ii) Trigger Date shall occur by reason of the approval, execution or delivery of the Merger Agreement, or the announcement or consummation of the transactions contemplated thereby), then the Company shall be obligated to deliver, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, Common Shares (to the extent available) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the Spread. If the Company's Board of Directors shall determine by Board Approval that it is likely that sufficient additional Common Shares could be authorized for issuance upon exercise in full of the Rights, the 30-day period set forth above may be extended to the extent necessary, but not more than 90 days after the Section 11(a)(ii) Trigger Date, in order that the Company may seek stockholder approval for the authorization of such additional shares (such period as it may be extended, the "Substitution Period"). To the extent that the Company determines that some action need be taken pursuant to the first and/or second sentences of this
         Section 11(a)(iii), the Company (x) shall provide, subject to Section 7(e) hereof, that such action shall apply uniformly to all outstanding Rights, and (y) may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek any authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such first sentence and to determine the value thereof. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended as well as a public announcement at such time as the suspension is no longer in effect. For purposes of this Section 11(a)(iii), the value of the Common Shares shall be the current market price (as determined pursuant to Section 11(d) hereof) per share of the Common Shares on the Section 11(a)(ii) Trigger Date and the value of any "common stock equivalent" shall be deemed to have the same value as the Common Shares on such date."

         5. Section 24(a) of the Stockholder Rights Agreement shall be amended and restated in its entirety to read as follows:

                  "(a) In case the Company shall propose (i) to pay any dividend payable in stock of any class to holders of its Preferred Shares or to make any other distribution to the holders of its Preferred Shares (other

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         than a regular periodic cash dividend at a rate not in excess of 125%
         of the rate of the last regular periodic cash dividend theretofore paid), or (ii) to offer to the holders of its Preferred Shares rights or warrants to subscribe for or to purchase any additional Preferred Shares or shares of stock of any class or any other securities, rights or options, or (iii) to effect any reclassification of its Preferred Shares (other than a reclassification involving only the subdivision of outstanding Preferred Shares), or (iv) to effect any consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any other Person (other than pursuant to the Merger Agreement and the transactions contemplated by the Merger Agreement), or (v) to effect the liquidation, dissolution or winding up of the Company, or
         (vi) to declare or pay any dividend on the Common Shares payable in Common Shares or to effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares), then, in each such case, the Company shall give to the Rights Agent and to each holder of a Rights Certificate, in accordance with Section 25 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Common Shares and/or Preferred Shares, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or
         (ii) above at least ten days prior to the record date for determining holders of the Preferred Shares for purposes of such action, in the case of any action covered by clause (vi) above at least ten days prior to the record date for determining holders of the Common Shares for purposes of such action, and in the case of any such other action, at least ten days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Common Shares and/or Preferred Shares, whichever shall be the earlier."

         6. Except as amended by this Amendment, the Stockholder Rights Agreement shall remain in full force and effect.

         7. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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                              Exhibit 4.1 - Page 4


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed as of the day and year first above written.

                                   EQUITY CORPORATION INTERNATIONAL


                                   By:      /s/ W. Cardon Gerner
                                      ------------------------------------
                                   Name:    W. Cardon Gerner
                                   Title:   Senior Vice President and
                                            Chief Financial Officer

                                   AMERICAN STOCK TRANSFER & TRUST COMPANY


                                   By:    /s/ Herbert J. Lemmer
                                      ------------------------------------
                                   Name:  Herbert J. Lemmer
                                   Title: Vice President


                              Exhibit 4.1 - Page 5